Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
July 31, 2019

Southern Company reports second-quarter 2019 earnings

ATLANTA - Southern Company today reported second-quarter 2019 earnings of $899 million, or 86 cents per share, compared with a loss of $154 million, or 15 cents per share, in the second quarter of 2018. For the six months ended June 30, 2019, Southern Company reported earnings of $2.98 billion, or $2.86 per share, compared with earnings of $784 million, or 77 cents per share, for the same period in 2018.

Excluding the items described in the “Net Income - Excluding Items” table below, Southern Company earned $833 million, or 80 cents per share, during the second quarter of 2019, compared with $815 million, or 80 cents per share, during the second quarter of 2018. For the six months ended June 30, 2019, excluding these items, Southern Company earned $1.56 billion, or $1.50 per share, compared with earnings of $1.71 billion, or $1.69 per share, for the same period in 2018.

Non-GAAP Financial Measures	Three Months Ended June		Year-to-Date June
Net Income - Excluding Items (in millions)	2019	2018	2019	2018
Net Income (Loss) - As Reported	$899	$(154)	$2,982	$784
Acquisition, Disposition, and Integration Impacts	18	172	(2,481)	233
Tax Impact	(67)	4	1,122	(1)
Estimated Loss on Plants Under Construction	8	1,060	13	1,105
Tax Impact	(2)	(270)	(3)	(281)
Wholesale Gas Services	(29)	32	(93)	(108)
Tax Impact	6	(11)	23	25
Litigation Settlement	-	(24)	-	(24)
Tax Impact	-	6	-	6
Earnings Guidance Comparability Items:
Adoption of Tax Reform	-	-	-	(31)
Net Income - Excluding Items	$833	$815	$1,563	$1,708
Average Shares Outstanding - (in millions)	1,044	1,014	1,041	1,012
Basic Earnings Per Share - Excluding Items	$0.80	$0.80	$1.50	$1.69

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers year-over-year for the second quarter 2019 were positively influenced by higher revenues associated with changes in rates and pricing, net of usage changes, as well as warmer than normal weather at Southern Company’s regulated utilities. These impacts were partially offset by the impact of divested entities on earnings.

“We are very pleased with our financial and operational performance in the first half of 2019, as our premier, state-regulated electric and gas franchise operations continued to perform well in the second quarter,” said Chairman, President and CEO Thomas A. Fanning. “In particular, our electrical system has proved to be very resilient in what has so far been a hot summer in the Southeast.”

Second quarter 2019 operating revenues were $5.10 billion, compared with $5.63 billion for the second quarter of 2018, a decrease of 9.4 percent. For the six months ended June 30, 2019, operating revenues were $10.51 billion, compared with $12.00 billion for the corresponding period in 2018, a decrease of 12.4 percent. These decreases were primarily related to a reduction in revenue resulting from the sale of Gulf Power and other assets that are no longer affiliated with Southern Company.

Southern Company’s second quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 8 a.m. Eastern Time today, during which Fanning and Chief Financial Officer Andrew W. Evans will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company

Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

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